Exhibit 4.1

EXECUTION COPY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SECTION 5 HEREOF.

BRT REALTY TRUST

Warrant for the Purchase of Shares of
Beneficial Interest

No. 1	100,000 Shares

FOR VALUE RECEIVED, BRT REALTY TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Company"), hereby certifies that Torchlight Debt Opportunity Fund III LLC, or its permitted assigns is entitled to purchase from the Company, at any time or from time to time commencing on the Commencement Date (as defined) and prior to 5:00 P.M., New York City time, on the Termination Date (as defined), One Hundred Thousand (100,000) fully paid and non-assessable shares of beneficial interest, $3.00 par value per share, of the Company.  (Hereinafter, (i) said shares of beneficial interest, $3.00 par value per share, of the Company, are referred to as the "Common Stock", (ii) the shares of the Common Stock purchasable hereunder are referred to as the "Warrant Shares", (iii) the "Aggregate Exercise Price" means the product obtained by multiplying the Per Share Warrant Price by the number of shares of Common Stock issuable upon full or partial exercise, as the case may be, of this Warrant (as defined) in accordance with Section 1(a), (iv) the price payable (initially $9.00 per share, subject to adjustment) for each of the Warrant Shares hereunder is referred to as the "Per Share Warrant Price", (v) this Warrant and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the "Warrants", (vi) the holder of this Warrant is referred to as the "Holder" and Holders of more than fifty percent (50%) of the outstanding Warrants are referred to as the "Majority of the Holders"), (vii) the “Commencement Date” means the later to occur of June 2, 2012 and the date that Torchlight Debt Opportunity Fund III LLC has contributed at least $40 million in Capital Contributions (as defined in the Operating Agreement (as defined)) to BRTL (as defined); provided, however, that in the event the BRT Member gives the Wind-Up Notice prior to June 2, 2012 or the Merger Notice (as defined in Section 3(e)) is given, the Commencement Date shall be deemed to be the date of delivery of such notice, (viii) the term “Operating Agreement” means that Limited Liability Company Agreement of BRTL LLC (“BRTL”) entered into as of June 2, 2011, by and among BRTL, Debt Opportunity Fund III, LLC and BRT Torch Member LLC, as amended from time-to-time, (ix) the “Termination Date” shall mean the earlier to occur of June 1, 2018, the first anniversary of the occurrence of a Liquidating Event (as defined in the Operating Agreement) and six months after the BRT Member gives the Wind-Up Notice if such notice is given prior to June 2, 2012 and (x) the “Current Market Price” means the average of the last sales prices per share of Common Stock for the 20 trading days prior to such date or, in case no such reported sales took place on any day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the average of the closing sales prices of the Common Stock for the 20 trading days prior to such date as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the  Common Stock is not reported on NASDAQ, the average of the highest per share sales prices for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization for the 20 trading days prior to such date, or if not so available, the fair market value of the Common Stock as determined in good faith by the Board of Trustees.  This Warrant is issued in connection with the Operating Agreement.  Capitalized terms used without being defined herein shall have the meanings ascribed to them by the Operating Agreement.

1.           Exercise of Warrant.

 (a)           This Warrant may be exercised in whole at any time, or in part from time to time, commencing on the Commencement Date and prior to 5:00 P.M., New York City time, on the Termination Date, by the Holder:

 (i)            by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 8(a) hereof, together with proper payment of the Aggregate Exercise Price, with payment for the Warrant Shares made by certified or official bank check payable to the order of the Company; or

 (ii)           by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a "Cashless Exercise") at the address set forth in Subsection 8(a) hereof.  Such presentation and surrender shall be deemed a waiver of the Holder's obligation to pay the Aggregate Exercise Price.  In the event of a Cashless Exercise, the Holder shall exchange its Warrant for that number of Warrant Shares subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between the then Current Market Price and the Per Share Warrant Price, and the denominator of which shall be the then Current Market Price. For purposes of any computation under this Section 1(b), the then Current Market Price shall be based on the trading day prior to the Cashless Exercise.

(b)            If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised.  Upon surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the product obtained by multiplying such fractional share by the Current Market Price in effect at the time of exercise and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c)        The Holder, by exercising this Warrant, shall be deemed to be making the representations and warranties in Section 5 as of the date of such exercise.

2.         Reservation of Warrant Shares; Listing.  The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal.  Notwithstanding anything to the contrary herein, the maximum number of shares that the Company is required to issue hereunder shall not exceed the maximum permitted to be issued, without obtaining shareholder approval of a stock issuance, under the rules and regulations of the national securities exchange on which the Common Stock is listed.

3.         Protection Against Dilution.

(a)       If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to the holders of shares of Common Stock evidence of its indebtedness, any other securities of the Company or any property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Section 3(b), and also excluding cash dividends or cash distributions (any such non-excluded event being herein called a "Special Dividend")), the Per Share Warrant Price shall be proportionately adjusted by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be the then Current Market Price in effect on the record date of such issuance or distribution less the fair market value (as determined in good faith by the Company's Board of Trustees) of the evidence of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be the then Current Market Price in effect on the record date of such issuance or distribution.  An adjustment made pursuant to this Subsection 3(a) shall become effective immediately after the record date of any such Special Dividend.

(b)            In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock or any shares of capital stock of the Company, the Per Share Warrant Price shall be proportionately adjusted.  An adjustment made pursuant to this Subsection 3(b) shall become effective immediately after the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(c)            Except as provided in Subsections 3(a), (b), (d), (e) and (i), in case the Company shall hereafter issue or sell any shares of Common Stock, any securities convertible into shares of Common Stock, any rights, options or warrants to purchase or otherwise receive issuances of shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, in each case for a price per share or entitling the holders thereof to purchase shares of Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such securities plus the total consideration, if any, payable to the Company upon exercise thereof (the "Total Consideration") by (ii) the number of additional shares of Common Stock issued, sold or issuable upon exercise of such securities) that is less than the lesser of the then Current Market Price in effect on the date of such issuance or sale or the Per Share Warrant Price, then the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be the sum of (x) the greater of the then Current Market Price in effect on the date of such issuance or sale or the Per Share Warrant Price then in effect, in either case multiplied by the sum of (A) the number of shares of Common Stock outstanding on the record date of such issuance or sale plus (B) the number of shares of Common Stock issuable upon vesting, exercise or conversion of Excluded Securities (as defined), other than Excluded Securities included in Subsection 3(c)(x)(A)) (the sum of 3(c)(x)(A) and 3(c)(x)(B), the “Common Shares Deemed Outstanding”), plus (y) the Total Consideration, and the denominator of which shall be the greater of the then Current Market Price in effect on the date of such issuance or sale or the Per Share Warrant Price then in effect, in either case multiplied by the sum of the number of Common Shares Deemed Outstanding on the record date of such issuance or sale plus the maximum number of additional shares of Common Stock issued, sold or issuable upon exercise or conversion of such securities.

(d)            No adjustment in the Per Share Warrant Price shall be required in the case of (i) the issuance by the Company of any Common Stock pursuant to the exercise of any Warrant, (ii) issuance, vesting or exercise of any security issued or issuable pursuant to the Company’s 1996 Stock Option Plan, 2003 BRT Incentive Plan or 2009 BRT Incentive Plan, as may be amended from time-to-time, (iii) issuance, vesting or exercise of any securities issued pursuant to any other employee benefit plan (as such term is defined in Rule 405 promulgated under the Act), (iv) issuances of securities in connection with a dividend reinvestment or similar plan or (v) any one or more of the foregoing (collectively, the “Excluded Securities”).

(e)            In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the continuing corporation), or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as a entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant.  The above provisions of this Section 3(e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances).  Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than thirty (30) days prior to such event (the “Merger Notice”).  A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.  The above provisions of Section 3(e) shall only apply if, as a result of any reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances as described above, the Common Stock is converted into the right to receive securities that are either (x) traded on a national securities exchange or registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (y) securities of a foreign private issuer that are listed on a foreign securities exchange but that are otherwise exempt from the registration requirements of Section 12(g) of the Exchange Act (any of the foregoing “Listed Securities”).  If the consideration payable in respect of the Common Stock upon the consummation of any such reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances consists of securities that are not Listed Securities, then the provisions of this section 3(e) shall not apply, and this Warrant shall terminate upon the consummation of such reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances (subject to any exercise of the Warrant by the Holder prior to the consummation of such reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances).  If the consideration payable in respect of the Common Stock upon the consummation of any such reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances consists of cash at a price per share of Common Stock that is less that the Per Share Warrant Price then in effect, then this Warrant shall terminate upon the consummation of such reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances.

(f)             No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided, however, that any adjustments which by reason of this Subsection 3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Subsection 3(f)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Common Stock issuable upon the exercise hereof.  All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.  Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(g)              Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.  The Company may, but shall not be obligated to obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Trustees (who may be the regular auditors of the Company) to make any computation required by this Section 3 and a certificate signed by such firm addressed to the Holder of this Warrant shall be conclusive evidence of the correctness of such adjustment.

(h)            If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Trustees (whose good faith determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) and the Holder shall mutually agree in good faith on the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(i)             Notwithstanding anything to the contrary herein (including without limitation Subsections 3(a), 3(b) or 3(c) hereof), no adjustment to the Per Share Warrant Price shall be made in the event of or as a result of a rights offering; provided, however, that the Holder shall, except as otherwise prohibited by law, be entitled to participate in such rights offering (but not with respect to any over-allotment, over-subscription or other similar right of such rights offering) as if this Warrant had been exercised in full immediately prior to the record date, ex-rights date or ex-dividend date, as applicable, in respect of such offering.

4.             No Impairment; Fully Paid Stock; Taxes.  Except as otherwise contemplated herein, the Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.  The shares of Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price.  The Company shall pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5.             Investment Intent; Limited Transferability.

(a)       By accepting this Warrant, the Holder represents to the Company, that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws.  In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof.  The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available.

(b)       By accepting this Warrant, the Holder represents to the Company that it is an accredited investor (as such term is defined in Rule 501 promulgated under the Act), it is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act.  The Holder agrees that this Warrant and any such securities will not be sold or otherwise transferred unless such sale or transfer is made pursuant to one or more exemptions from the Act and applicable state securities laws and the Holder has provided the Company an opinion of counsel (in form and substance reasonably satisfactory to the Company), to the effect that such sale or transfer is so exempt.

(c)       This Warrant may not be sold, transferred, assigned or hypothecated except (i) in compliance with applicable securities laws and (ii) to (A) officers, directors, managers, employees or Affiliates of Torchlight Debt Opportunity Fund III LLC or (B) with the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that no transfer shall be permitted unless it is in connection with a transfer of a Warrant representing the right to acquire not less than 20,000 Warrant Shares.  Such transfers shall be recorded upon the books of the Company which the Company shall cause to be maintained for such purpose.  All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant.  Subject to the foregoing, the Warrant and all rights hereunder are transferrable, in whole or in part, upon surrender of this Warrant with a properly executed assignment in the form attached.

6.             Loss, etc., of Warrant.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.             Warrant Holder Not Stockholder.  This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof, other than the right to participate in a rights offering pursuant to Section 3(i).

8.             Communication.  All notices or other communications required or permitted to be given hereunder or pursuant hereto or that are given with respect to this Warrant shall be in writing and shall be (a) personally delivered, (b) sent by both registered or certified mail, postage prepaid and return receipt requested, and regular first class mail, (c) sent both by facsimile transmission with receipt of transmission confirmed electronically or by telephone and by regular first class mail, or (d) sent by reputable overnight courier service with charges prepaid and delivery confirmed, to the intended recipient at its respective address as set forth below:

(i)         the Company at: 60 Cutter Mill Road, Suite 303, Great Neck, New York, NY  11021 Attn: President, Facsimile: (516) 773-2770 or such other address as the Company has designated in writing to the Holder, or

(ii)        the Holder at: Torchlight Debt Opportunity Fund III LLC c/o Torchlight Investors, 230 Park Avenue, 12th Floor, New York, NY  10169, Attn:  Timothy M. Zietara, Managing Director – Real Estate, Facsimile (212) 883-2825 or other such address as the Holder has designated in writing to the Company.

9.           Headings.  The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10.         Applicable Law.  This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law thereof.

11.         Amendment, Waiver, etc.  Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Majority of the Holders.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its Senior Vice President and attested by its Assistant Secretary this 2nd day of June, 2011.

BRT REALTY TRUST

By:	/s/ Simeon Brinberg
Name:	Simeon Brinberg
Title:	Sr. V.P.

ATTEST:

/s/ Mark H. Lundy
Assistant Secretary

SUBSCRIPTION (cash)

The undersigned, ___________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ____________________ shares of Common Stock, par value $3.00 per share, of BRT REALTY TRUST covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated:_______________
Signature:
Address:

CASHLESS EXERCISE

The undersigned ___________________, pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for ___________________ shares of Common Stock, par value $3.00 per share, of BRT REALTY TRUST pursuant to the Cashless Exercise provisions of the Warrant.

Dated:_______________
Signature:
Address:

ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby sells, assigns and transfers unto ____________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of BRT REALTY TRUST

Dated:_______________
Signature:
Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby assigns and transfers unto ____________________ the right to purchase _______ shares of Beneficial interest, par value $.001 per share, of BRT REALTY TRUST. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer such part of said Warrant on the books of BRT REALTY TRUST.

Dated:_______________
Signature:
Address: